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                                                                  Exhibit 99.(m)

                           REGISTERED DEALER AGREEMENT


       Resrv Partners, Inc. ("RESRV") is the Principal Underwriter for the shares (the "Shares") of The Reserve Funds (the "Funds"), which are registered under the Investment Company Act of 1940 as open-end investment companies. The Shares are offered for sale under the terms specified in the Fund's prospectus in effect from time to time (the "Prospectus").

       The terms of mutual agreement ("Agreement") between RESRV ("Distributor") and the undersigned brokerage firm, financial planner, bank, trust company and other qualified entities, as well as Successor firms (the "Dealer") concerning the sale of Shares are as follows:

1. Appointment: The Dealer is hereby appointed by RESRV as a non-exclusive distributor for the sale of the Shares in those states and jurisdictions of the United States in which the Dealer and the Shares of the Fund are qualified for sale. RESRV will notify Dealer in writing as to the states in which the shares of the Fund have qualified for sale under, or are exempt from the requirements of the respective securities laws of such states.

2. Sale of Fund Shares: The Dealer agrees to use its best efforts to solicit qualified investors for orders to purchase shares and to determine suitability. The Dealer shall place orders for sale of Shares only at their public offering price and under terms as specified in the Prospectus and Statement of Additional Information then in effect (collectively referred to as the "Prospectus"). Dealer agrees to provide, or cause to be provided, prospective investors with a Fund Prospectus. The Dealer agrees not to make any representations about such Shares not included in said Prospectus or in any authorized supplemental materials supplied or authorized by RESRV. Dealer represents that the Shares will be offered and sold in accordance with the terms and conditions of this Agreement and all applicable laws, rules and regulations and agrees to hold RESRV harmless and to indemnify RESRV in the event that the Dealer, or any of its representatives, employees or agents should violate any law, rule or regulation, or provisions of this Agreement, which violation may result in any loss or liability (including costs of investigation and counsel fees) to RESRV or the Fund or any of its portfolios. If RESRV determines to refund any amounts paid by an investor by reason of such violation by the Dealer, the Dealer shall promptly return on demand any commissions previously paid or discounts allowed by RESRV with respect to the transaction for which the refund is made. RESRV agrees to indemnify and hold harmless Dealer and Dealer's affiliates, officers, directors and employees from and against any and all losses, liabilities, claims and costs (including reasonable attorneys' fees) resulting from RESRV's failure to fulfill its obligations hereunder or from any alleged inaccuracy, omission or misrepresentation contained in any prospectus, statement of additional information, any printed information issued by RESRV as information supplemental to such prospectuses and statements of additional information, or any advertising or sales materials prepared by RESRV. All expenses, which the Dealer incurs in connection with activities under this Agreement, shall be borne by the Dealer.

3. Dealer Relationship: The Dealer shall act in a dealer capacity with respect to investors and the Dealer shall not have any authority to act as agent of the Fund, RESRV, or any affiliate of RESRV (including, but not limited to, Reserve Management Company, Inc. ("RMCI") and any mutual fund managed by RMCI (such affiliates being "RESRV Affiliates"). The Dealer and its employees are not authorized to make any representation concerning the Fund, RESRV, or RESRV Affiliates except those contained in the Prospectus. Dealer may include the name of any Fund in any printed list of funds which it makes available.

4. Dealer Commissions: During the term of this Agreement, the Dealer shall receive from RESRV a commission with respect to all accounts accepted by RESRV in which the executed account application form on file with the Fund is marked or designated to show that it was provided to the investor by the Dealer (each such marked account being a "Dealer Account"). The commission to be paid to the Dealer with respect to each Dealer Account shall be an amount equal to the dealer commission specified from time to time in the Prospectus.


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       Any assistance payments and/or administrative service fees for distribution pursuant to a distribution plan ("Plan") adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended, due to the Dealer hereunder shall be paid at the end of the month. RESRV will pay Dealer a monthly fee as set forth in the Plan and current Fund prospectus based on the net asset value of Fund shares, which are held in accounts which are designated as a Dealer Account. Payment shall be made within 30 days after the close of each month for which such fee(s) is payable. No such monthly payment will be paid if the average net asset value of all Dealer Accounts upon which the fee is based is less than $25,000.

5. Purchase Orders: Payments for purchases of Shares made by telephone or wire order by the Dealer shall be made to the order of RESRV or the Fund (collectively, "Dealer") and received by Dealer, and all necessary applications and other documents required by Dealer to establish an account or to settle a redemption order, within five business days after Dealer's acceptance of our order or such shorter time as may be required by law. If such payments or other settlement documents are not timely received by Dealer, we understand that Dealer reserve the right, without notice, to cancel the purchase or redemption order, or, at Dealer's option in the case of a purchase order, to sell the Shares ordered by us back to the Fund, and in either case we shall promptly reimburse Dealer for any loss to Dealer or the Fund, including without limitation loss of Dealer's profit, suffered by Dealer resulting from our failure to make the aforesaid timely payment or settlement. If sales of any Fund's Shares are contingent upon the Funds receipt of Federal Funds in payment therefore, we will forward promptly to Dealer any purchase orders and/or payments received by us for Shares from our customers.

6. Redemption Orders: Dealer may place redemption orders with Dealer for Shares owned by Dealer's customers, but only in accordance with the terms of the applicable Fund Prospectus. Dealer understands and agrees that by placing a redemption order with the Fund or RESRV (collectively "Dealer") by wire or telephone, it represents that a request for the redemption of the Shares covered by the redemption order has been delivered to the Dealer by the registered owner(s) of such Shares, and that such request has been executed in the manner and with the signature(s) of such registered owners guaranteed as required by the then current Prospectus of the applicable Fund. Such redemption orders shall be subject to the following additional conditions:

(a) Dealer shall furnish Dealer with exact registration and account number for the Shares to be redeemed at the time we place a redemption order by wire or telephone and shall tender to Dealer, within five business days of our placing such a redemption order: (i) a stock power or letter, duly signed by the registered owner(s) of the Shares which are the subject of the order, duly guaranteed, (ii) any Share certificates required for such redemption, and (iii) any additional documents which may be required by the applicable fund or its transfer agent, in accordance with the terms of the then current Prospectus of the applicable Fund and the policies of the transfer agent. In the alternative, Dealer shall provide a letter of indemnity in a form approved by the Fund and RESRV stating that all necessary authorizations have been received from the registered owner(s) of the Shares.

(b) The redemption price will be the next net asset value per share of the Shares computed after Dealer receipt, prior the close of the New York Stock Exchange ("NYSE"), of an order placed by us to redeem such Shares, except that orders placed by us after the close of the NYSE on a business day will be based on the Fund's net asset value per share determined that day, but only if such orders were received by us from our customer prior to the close of business of the NYSE that day and if we place our redemption order with Dealer prior to Dealer's normal close of business that day.

(c) In connection with a redemption order we have placed, if Dealer fails to make delivery of all required certificates and documents in a timely manner as stated above, Dealer have the right to cancel our redemption order. If any cancellation of a redemption order or if any error in the timing of the acceptance of a redemption order placed by Dealer shall result in a loss to Dealer or the Fund, we shall promptly reimburse Dealer for such loss.


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       If any Shares sold by us under the terms of this Agreement are redeemed by any of the Funds (including without limitation redemptions resulting from an exchange for Shares of another fund) or are purchased by Dealer as an agent for the Fund or are tendered to the Fund for redemption within seven business days after Dealer's confirmation to us of our original purchase order for such Shares, we shall promptly repay to Dealer the full amount of the commission allowed to us on the original sales, provided Dealer notify us of such repurchase or redemption.

7. Representations: The Dealer represents and warrants that it is a registered securities dealer and is a member in good standing with the National Association of Securities Dealers, Inc. ("NASD") or in the alternative, it is a foreign dealer not eligible for membership in the NASD, and is fully licensed and legally empowered to act as a securities broker-dealer under the laws of each jurisdiction in which it conducts business or in the alternative, it is a financial planner, bank, trust company and other qualified entity governed by applicable laws and regulations. Dealer agrees to abide by the rules and regulations of the Securities and Exchange Commission and the NASD, where applicable, relating to the performance of its obligations hereunder, including, without limitation, Section 26 of Articles III of the NASD Rules of Fair Practice, and all other applicable laws and regulations, all of which are incorporated herein by reference.

8. Compensation: Dealer will be paid in accordance with Schedule A (attached and incorporated herein).

9. Termination: This Agreement may be terminated by either party upon fifteen
(15) days' written notice to the other and will be automatically terminated upon the Dealer expulsion form. Dealer's suspension from the NASD for the violation of any law, rule or regulation relating to the performance of Dealer's obligations hereunder will terminate this Agreement effective immediately upon our written notice of termination to the Dealer.

10. Arbitration: Dealer and RESRV agree that all disputes between the parties of whatever subject matter, whether existing on the date thereof or arising hereafter, shall be submitted to arbitration in accordance with the code of Arbitration Procedure of the NASD or the New York Stock Exchange, or similar rules or code, in effect at the time of the submission of any such dispute.

11. Notices: All communications shall be sent to RESRV to our offices at 1250 Broadway, 32nd Floor, New York, NY 10001. Any notice to Dealer shall be duly given if mailed or telegraphed to Dealer at the address shown on this Agreement.

12. Governing Law: This Agreement shall be effective as of the date it is executed and dated by Dealer below. This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the State of New York.

                             RESRV PARTNERS, INC.

                             By:                   _____________________________
                             Name & Title (print): _____________________________

                             Date:                 _____________________________



Dealer:  ____________________________________

By:      ____________________________________
                (Authorized Signature)


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
Name:    ____________________________________                 Dealer Code:        ______________________

Title:   ____________________________________                 Phone:              ______________________

Address: ____________________________________                 NASD B/D No:        ______________________

         ____________________________________

Date:    ____________________________________

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                                   SCHEDULE A
                            Effective March 11, 1999


MONEY-MARKET FUNDS
A.  Money-market funds with the exception of the Reserve Institutional Trust

Subject to the limit of the Plan of each Money-Market Fund, assistance payments to a selected dealer with an automated interface will be at an annual rate determined and paid monthly at a rate not less than 0.40% of the average daily net asset value of each Fund's Qualified Accounts, or in accordance with any subsequent Notice which may be provided by Resrv Partners, Inc., pursuant to the Dealer Agreement.

For a Dealer who, in the opinion of Resrv Partners, is making a "good faith" effort toward economical centralized purchases and sales to facilitate expedited processing, such as an "automatic sweep," such assistance payments may be at an annual rate so determined and paid not less than 0.40% of such net asset value regardless of the schedules above in the discretion of Resrv but for a period not to exceed 90 days. An "automatic sweep" requires the dealer's computer to effect the daily movement of purchases, redemptions, and account maintenance transactions directly to the Fund's computer to the satisfaction of the management of the Fund which, in turn, will return acknowledgments and account balances.

For all other Dealers, such assistance payments will be at an annual rate determined and paid monthly as follows: average daily net asset of less than $2 million, 0.10%; $2 million but less than $5 million, 0.15%; $5 million but less than $10 million, 0.20% and $10 million or more, 0.30%.

B.  Reserve Institutional Trust

With regard to the Reserve Institutional Trust, assistance payments to a selected dealer will be at an annual rate determined and paid monthly at a rate not to exceed 0.10%, 0.20%, 0.30% and 0.45% of the average daily net asset value of the Institutional Funds Class A, Class B, Treasurer's Trust and Class C Qualified Accounts, respectively.

EQUITY FUNDS
A Dealer, who is responsible for the sale of shares shall be compensated in accordance with the 0.25% annual 12b-1 fee, paid monthly.